UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2011

AMERICAN STATES WATER COMPANY

(Exact name of registrant as specified in its charter)

California	001-14431	95-4676679
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

630 East Foothill Blvd. San Dimas, California	91773
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 394-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events

On June 1, 2011, American States Water Company (NYSE:AWR) announced that on May 31, 2011, it completed the sale of all the common shares of its wholly-owned subsidiary in Arizona, Chaparral City Water Company (“Chaparral”), to EPCOR Water (USA) Inc. for a purchase price of $34.6 million, including the assumption of approximately $5.6 million of long-term debt. Approximately $29 million in cash was paid to AWR on May 31, 2011 and was used primarily to pay down short-term borrowings. The completion of the sale is expected to generate a pretax gain of approximately $5.0 - $5.5 million, net of transaction costs, which will be recorded by AWR during the second quarter of 2011. The purchase price is subject to certain adjustments for changes in retained earnings, and the amount of the pretax gain is subject to adjustment with respect to final tax elections made on the sale.

A copy of the Company’s press release is attached hereto as Exhibit 99.1.  This Form 8-K and the attached exhibit are furnished to, but not filed with, the Securities and Exchange Commission.

Section 9-Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits

The following exhibit is furnished hereunder:

Exhibit 99.1	Press Release dated June 1, 2011: American States Water Company Completes the Sale of its Arizona Utility

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN STATES WATER COMPANY

Date: June 6, 2011	/s/ Eva G. Tang
Eva G. Tang Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 1, 2011: American States Water Company Completes the Sale of its Arizona Utility